Canisco Resources, Inc.

Schedule II Valuation and Qualifying Accounts

Years ended March 31, 1999, 1998, and 1997


                                   Additions
                     Balance at   charged to                          Balance
                      beginning    operating                        at end of
                      of period      expense     Other   Deductions(2) period


Description

Allowance for
doubtful accounts
deducted from
accounts receivable
in the consolidated
balance sheets:

March 31, 1999         $137,933     $542,551   $32,000(1)  $145,843  $566,641
March 31, 1998          199,050           --        --       61,117   137,933
March 31, 1997          760,965      265,360        --      827,275   199,050



(1) Reserve acquired in Mansfield acquisition

(2) Write off of uncollectible accounts













Exhibit 99.3